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                                                                 EXHIBIT (h)(11)

                         EXPENSE LIMITATION AGREEMENT

                           MEYERS INVESTMENT TRUST


     EXPENSE LIMITATION AGREEMENT, dated as of June 24, 1999, amended as of April 14, 2000, by and between the Meyers Investment Trust (the "Trust"), and Meyers Capital Management, LLC (the "Investment Manager"), on behalf of the existing shares of the Meyers Pride Value Fund (the "Fund"), designated as Class A Shares for purposes of this Agreement.

     WHEREAS, the Trust is a business trust organized under the laws of the State of Delaware and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust; and

     WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement ("Investment Management Agreement"), dated May 9, 1996, as amended April 30, 1999, pursuant to which the Investment Manager provides investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Class A Shares of such Fund; and

     WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund, and, therefore, have entered into this Expense Limitation Agreement (the "Agreement") in order to maintain the expense ratio for Class A Shares of the Fund at the level specified in Section 1.2 below; and

     NOW, THEREFORE, the parties agree that the Agreement provides as follows:

1.   Expense Limitation.
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     1.1  Applicable Expense Limit.  To the extent that the aggregate expenses
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incurred by the Fund during its fiscal year, including but not limited to investment management fee of the Investment Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act), exceed the Operating Expense Limit, as defined in Section
1.2 below, such excess amount shall be reimbursed to the Fund by the Investment Manager.

     1.2  Operating Expense Limit.  The Investment Manager agrees to waive the
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1.00% investment management fee and to reimburse the Fund for all expenses in excess of 1.95% of the
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average daily net assets of Class A Shares. Therefore, the maximum Operating
Expense Limit in any year with respect to the Class A Shares of the Fund shall be 1.95% of the average daily net assets of the Class A Shares of the Fund.

2.   Term and Termination of Agreement.
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     2.1  This Agreement with respect to the Class A Shares of the Fund shall continue in effect until October 2, 2001.

3.   Miscellaneous.
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     3.1  Captions.  The captions in this Agreement are included for convenience
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of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2  Interpretation.  Nothing herein contained shall be deemed to require
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the Trust or the Fund to take any action contrary to the Trust's Trust
Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     3.3  Definitions.  Any question of interpretation of any term or provision
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of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


MEYERS INVESTMENT TRUST                 MEYERS CAPITAL MANAGEMENT, LLC


By: /s/ Shelly J. Meyers                By: /s/ Shelly J. Meyers
   --------------------------------        ----------------------------------
     Name: Shelly J. Meyers             Name: Shelly J. Meyers
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     Title: Chairman                    Title: President
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